Exhibit 99.1

Contacts:

Investors	Media
EVC Group, Inc.	EVC Group, Inc.
Douglas Sherk,	Steve DiMattia
Jennifer Beugelmans	(646) 277-8706
(415) 896-6820
DIAMOND FOODS REPORTS FOURTH QUARTER
& FISCAL YEAR 2005 REVENUE RESULTS
STOCKTON, CA, September 6, 2005—Diamond Foods, Inc. (Nasdaq: DMND), a leading branded food company specializing in processing, marketing, and distributing culinary and snack nuts under the Diamond of California and Emerald of California brands, today announced unaudited revenues for the fourth quarter and fiscal year ended July 31, 2005. Complete results for the fourth quarter and fiscal year 2005 are expected to be announced during the week of October 24, 2005. These complete results will be prepared in accordance with generally accepted accounting principles for agricultural cooperative associations, as Diamond was such an association until the completion of its initial public offering on July 26, 2005.
Net sales for the fourth quarter increased by 39 percent to $97.7 million compared with $70.2 million for the fourth quarter of 2004. Net sales for the fiscal year ended July 31, 2005 increased by 29 percent to $463.0 million compared with $359.7 million for fiscal year 2004. In the fourth quarter, net sales to North American retail customers increased 40 percent, reflecting increased volumes in all of Diamond’s major customer channels and growth of the Emerald of California branded snack products, which were introduced nationally in August 2004.
Unaudited net sales by product lines were (in thousands):

	Year ended July 31,		Quarter ended July 31,
	2005	2004	2005	2004
Culinary	$164,183	$141,963	$31,342	$25,434
Snack	21,559	7,105	7,348	2,509
In-shell	42,780	38,383	1,330	555

Total North American Retail	228,522	187,451	40,020	28,498
North American Ingredient	107,029	70,991	31,330	20,274
International	122,514	96,312	25,099	20,053
Other	4,483	4,929	1,220	1,365

Total	$462,548	$359,683	$97,669	$70,190

“We finished fiscal 2005 with very strong sales performance,” commented Michael J. Mendes, President and CEO of Diamond Foods. “We are particularly proud of our growth given the amount of time our management team devoted to our successful public offering and converting Diamond from an agricultural cooperative association to a public company.
“As we look ahead, we have established long term financial targets that we expect to achieve over the next five years,” Mendes continued. “Our targets are to generate average annual revenue growth in the 8 to10 percent range and to grow net income by more than 15 percent annually over this five year period. We expect this sales growth to be led by our Emerald snack products, which represented 5 percent of fiscal 2005 net sales, and which we expect will grow significantly faster than the overall snack nut market. During this period, we also expect to improve gross margins to approximately 20 percent by realizing operating efficiencies and by focusing our ingredient sales less on top line growth and more on higher value added, higher margin products. In addition, we expect to leverage our selling, general and administrative and advertising costs to generate operating income margin of approximately 10 percent.
“Safe Harbor” Statement: Statements in this press release relating to Diamond’s expected announcement of its final results and its long term financial targets are “forward-looking statements” and are subject to many risks and uncertainties that could cause actual results to differ materially from expectations. We presently consider the following to be among the important factors that could cause actual results to differ materially from expectations: (1) Product recalls or concerns with safety and quality of food products could harm sales or cause consumers to avoid our products. (2) Our raw materials are subject to fluctuations in availability and price, and supply shortages and/or price increases could hurt our profitability. (3) We face intense competition from national and regional competitors, including in the snack food industry, and if we cannot compete effectively, we may lose customers or suffer reduced sales. (4) We depend on a few significant customers for a large proportion of our sales, and the loss of any of these customers or material decrease in their purchases could result in decreased sales. (5) Changes in the food industry, including dietary trends and consumer preferences, could reduce sales of our products. (6) Since we conduct a substantial amount of business outside the U.S., we are subject to special risks which could reduce our sales and disrupt supplies, including local economic and political conditions, trade restrictions, changing regulatory requirements, currency rate fluctuations and natural disasters limiting supply of nuts purchased abroad. (7) We may face increased costs associated with product processing and transportation, such as fuel, electricity, water and natural gas. A detailed discussion of these factors and other risks that affect our business is contained in our SEC filings, including our Registration Statement on Form S-1, particularly under the heading “Risk Factors.” Copies of these filing are available online from the SEC or by contacting Diamond’s Investor Relations representatives at (415) 896-6820 or by clicking on Investor Relations on Diamond’s website at http://www.diamondnuts.com. All information in this release is current as of the date of this release. Diamond undertakes no duty to update any statement in light of new information or future events.
About Diamond
Diamond is a leading branded food company specializing in processing, marketing, and distributing culinary and snack nuts under the Diamond of California and Emerald of California brands. Diamond’s products include walnuts, pine nuts, pecans, peanuts, macadamia nuts, hazelnuts, cashews, Brazil nuts and almonds.